EXHIBIT 5
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                                  JAMES FIFIELD
                               407 MERRILL AVENUE
                           CARBONDALE, COLORADO 81623

                                                               February 26, 1999

TNF Investment, LLC
TNF Acquisition, LLC
c/o Green Equity Investors III, L.P.
Attention: Mr. Jonathan D. Sokoloff

             Re: The North Face, Inc. Change of Control Transaction
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Dear Mr. Sokoloff:

I am delivering this letter to you in connection with and coincident with the execution of the Transaction Agreement By and Between TNF Acquisition LLC ("TNFA") and The North Face Inc. (the "Company"), dated as of the date hereof (the "Transaction Agreement").

I covenant and agree for the benefit of TNF Investment, LLC ("TNFI") and TNFA that, until termination of the Transaction Agreement, I will not:

                  (a) tender any of my Company shares in connection with any tender offer;

                  (b) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of such shares or any interest therein; or

                  (c) grant any powers of attorney or proxies or consents in respect of any of such shares, deposit any of such shares into a voting trust, enter into a voting agreement with respect to any of such shares or otherwise restrict or take any action adversely affecting my ability freely to exercise all voting rights with respect thereto.

         I acknowledge that the agreements contained in this letter are an integral part of the transactions contemplated by the Transaction Agreement, and that, without these agreements, TNFA and TNFI would not enter into the Transaction Agreement, and acknowledge that damages would be an inadequate remedy for any breach by me of the provisions of this letter. Accordingly, I agree that my
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obligations under this letter shall be specifically enforceable and I shall not take any action to impede TNFA or TNFI from seeking to enforce such right of specific performance.

                                              Sincerely,


                                              /s/ James Fifield
                                              -----------------
                                              James Fifield